EXHIBIT 5

[ARNOLD & PORTER LLP LETTERHEAD]

August 3, 2010

Board of Directors

American Capital, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Re:	Registration Statement on Form S-8

File No. 333-

Ladies and Gentlemen:

We have acted as counsel to American Capital, Ltd. (the “Company”) in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the American Capital, Ltd. 2009 Stock Option Plan (the “2009 Plan”) covering 15,750,000 shares (the “2009 Shares”) of common stock, $0.01 par value per share of the Company, issuable pursuant to the 2009 Plan filed by you with the Securities and Exchange Commission. In connection with rendering the opinions set forth in this letter, we have examined such corporate records, certificates and other documents, and made such investigation of matters of fact and law, as we have deemed necessary or appropriate for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E. We have assumed that the form of certificates representing the 2009 Shares to be issued pursuant to the 2009 Plan will conform with the applicable requirements of the general corporation law of the State of Delaware and the Company’s Third Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws.

F. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that the 2009 Shares, when issued and delivered in the manner and on the terms described in the 2009 Plan and for legal consideration in an amount not less than the aggregate par value thereof, will be validly issued, fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ ARNOLD & PORTER LLP